EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
REPORTS RECORD FY2004 EARNINGS

COMPANY ANNOUNCES 10% STOCK DIVIDEND

DURANGO, Colorado (May 5, 2004)—Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record earnings for the quarter and fiscal year ended February 29, 2004 (FY2004). The Company also announced that it would distribute a 10% common stock dividend on May 27, 2004 to shareholders of record as of May 13, 2004.

(Note: All per-share figures in this news release are adjusted to reflect the above-mentioned 10% stock dividend).

“We are pleased to report record earnings of more than $2.3 million, or $0.52 per diluted share, for our most recent fiscal year,” noted Bryan Merryman, Chief Financial Officer and Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “These results were better than anticipated by management when the Company provided earnings guidance to the investment community at the end of our third fiscal quarter.”

“Our franchisees opened 41 new stores during Fiscal 2004,” continued Merryman. “This exceeded management’s original goal of 25 to 30 new store openings for the year and increased the total number of Rocky Mountain Chocolate Factory stores in operation to 259 as of February 29, 2004. We expect franchisees to open 35 to 40 new retail units in the current fiscal year, and the Company anticipates earnings growth of at least 20% for the fiscal year ending February 28, 2005 if current business and economic trends continue.”

For the three months ended February 29, 2004, revenues increased 23.9% to $5.9 million, compared with $4.8 million in the fourth quarter of the previous fiscal year. Comparable-store sales at franchised retail locations increased approximately 5.3%, and same-store pounds purchased by franchised stores increased 4.4%, when compared with the fourth quarter of FY2003, due to an increase in customer traffic in retail venues where Rocky Mountain Chocolate Factory stores are located. The Company believes this increase in customer traffic reflects a strengthening in the U.S. economy in recent months, and the trend of improving customer traffic has continued through the Easter holiday season.

Net earnings increased 152% to $628,000 in the fourth quarter of FY2004, versus $250,000 in the corresponding period of the previous fiscal year. Basic and diluted earnings per share increased 150% and 133%, respectively, to $0.15 basic and $0.14 diluted in the most recent quarter, compared with $0.06 basic and diluted in the year-earlier period.

For the fiscal year ended February 29, 2004, revenues increased 8.6% to $21.1 million, compared with $19.5 million in the fiscal year ended February 28, 2003. Total pounds of confectionery products purchased from the factory by franchisees increased 5.1% in FY2004 due to a net increase of 29 franchised stores in operation. This increase was partially offset by declines in comparable-store sales at franchised stores of approximately 0.7% and same-store pounds purchased by franchised stores of 1.7% in FY 2004, when compared with the previous fiscal year. Although same-store sales and same-store pounds purchased declined for the full year, the trend in these important barometers improved significantly in the second half of FY2004. Management expects the positive trends in same-store sales and same-store pounds purchased to continue if the U.S. economy continues to strengthen.

Net income increased 172% to $2,319,000 in FY2004, compared with $852,000 in FY2003. Basic and diluted earnings per share increased 161% and 174%, respectively, to $0.55 basic and $0.52 diluted, in the most recent year, compared with $0.21 basic and $0.19 diluted, in the previous fiscal year. Excluding the ($1,666,000) provision discussed below, the Company would have reported net income of $1,889,000(1), or $0.46 per basic(1) and $0.42 per diluted share(1), for the fiscal year ended February 28, 2003.

(Note: Footnote 1 below provides a discussion of how and why the Company has provided amounts for net income and earnings per share that have been adjusted for the provision discussed below. Further in this release are tables that reconcile these non-GAAP measurements to GAAP financial information.)

A ($1,666,000) non-cash, non-recurring charge in the third quarter of FY2003 resulted from the insolvency of a single franchisee that purchased 18 Rocky Mountain Chocolate Factory stores from the Company in FY2001 and FY2002, as the Company was exiting its Company-owned store program. Additionally, the Company financed the franchisee’s opening of two new stores. Management believes that an overall weak economy and retail environment in late calendar 2002, which resulted in the worst holiday selling season in the Company’s history, was primarily responsible for the franchisee’s insolvency. In December 2002, the Company foreclosed on four of the stores previously operated by the franchisee and currently operates these retail outlets as Company-owned stores. At the end of FY2004, notes receivable from franchisees totaled less than $1.0 million, with no more than $270,000 due from any single franchisee, and management considers the Company adequately reserved against potential risks in its receivables portfolio.

(Note: Footnote 1 below provides a discussion of how and why the Company uses a provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee, in this release. Further in this release are tables that reconcile this non-GAAP measurement to GAAP financial information.)

The Company also announced that it will distribute a 10% stock dividend on May 27, 2004, to shareholders of record on May 13, 2004.

“This stock dividend, along with the cash dividend policy initiated last year and the recent 3-for-2 stock split, illustrate the strong commitment that our Company’s management and Board of Directors has towards the long-term enhancement of shareholder value,” stated Frank Crail, Founder, Chairman and Chief Executive Officer of the Company. “We expect the Board of Directors to consider the payment of stock dividends on an annual basis, when the Company’s underlying financial performance and liquidity requirements support such distributions.”

The Company will host a conference call May 6, 2004 at 4:15 p.m. EDT to discuss fourth quarter and fiscal year results in greater detail and the outlook for Fiscal 2005. The dial-in number for the conference call is 800-915-4836 (international/local participants dial 973-317-5319). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EDT. The call will also be broadcast live on the Internet at http://www.firstcallevents.com/service/ajwz405697494gf12.html. A replay of the call will be available through May 13, 2004 by dialing 800-428-6051 or for international callers by dialing 973-709-2089, the replay Access Code is 353211. The call will also be archived through August 4, 2004 at http://www.firstcallevents.com/service/ajwz405697494gf12.html.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks disclosed in the Company’s filings with the Securities and Exchange Commission.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

FOOTNOTE 1: The Company has provided amounts for net income and earnings per share that have been adjusted for the provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee because the Company believes it is important to understand its performance adjusted for this non-cash, non recurring event.

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	February 28 or 29,		February 28 or 29,
	2004	2003	2004	2003
Net income	$628	$250	$2,319	$852
Adjustments:
Provision for loss on accounts and notes receivable and related foreclosure costs	—	—	—	1,666
Income tax effect for above adjustment	—	—	—	(629)
Adjusted net income	$628	$250	$2,319	$1,889

Basic earnings per common share	$0.15	$0.06	$0.55	$0.21
Provision for loss on accounts and notes receivable and related foreclosure costs, net of tax	0.00	0.00	0.00	0.25
Adjusted basic earnings per common share	$0.15	$0.06	$0.55	$0.46

Diluted earnings per common share	$0.14	$0.06	$0.52	$0.19
Provision for loss on accounts and notes receivable and related foreclosure costs, net of tax	0.00	0.00	0.00	0.23
Adjusted diluted earnings per common share	$0.14	$0.06	$0.52	$0.42

STORE INFORMATION

	New stores opened during
	the year ended	Stores open as of
	February 29, 2004	February 29, 2004
United States:	36	222
Franchised Stores	—	8
Company-owned Stores	—	—
	36	230
International Licensed Stores	5	29

Total	41	259

SELECTED BALANCE SHEET DATA

(in thousands)

	February 29, 2004	February 28, 2003
Current Assets	$10,229	$7,654
Total assets	$17,967	$16,084
Current Liabilities	$3,823	$2,873
Long-Term Debt, Less Current Maturities	$1,986	$3,073
Stockholders’ Equity	$11,590	$9,891

Interim Unaudited
STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended February 28 & 29,		Three Months Ended February 28 & 29,
	2004	2003	2004	2003
Revenues
Factory sales	$3,928	$3,193	66.2%	66.7%
Royalty and marketing fees	1,174	1,019	19.8%	21.3%
Franchise fees	102	89	1.7%	1.8%
Retail sales	730	489	12.3%	10.2%
Total revenues	5,934	4,790	100.0%	100.0%

Costs and Expenses
Cost of sales	3,012	2,571	50.8%	53.7%
Franchise costs	328	322	5.5%	6.7%
Sales and marketing	389	455	6.6%	9.5%
General and administrative	608	575	10.2%	12.0%
Retail operating	393	248	6.6%	5.2%
Depreciation and amortization	191	202	3.2%	4.2%
Total costs and expenses	4,921	4,373	82.9%	91.3%

Income from Operations	1,013	417	17.1%	8.7%

Other Income (Expense)
Interest expense	(29)	(42)	(0.5%)	(0.9%)
Interest income	25	27	0.4%	0.6%
Other, net	(4)	(15)	(0.1%)	(0.3%)

Income Before Income Taxes	1,009	402	17.0%	8.4%

Provision for Income Taxes	381	152	6.4%	3.2%

Net Income	$628	$250	10.6%	5.2%

Basic Earnings per Common Share	$0.15	$0.06

Diluted Earnings per Common Share	$0.14	$0.06

Weighted Average Common Shares Outstanding	4,210,834	4,124,372
Dilutive Effect of Employee Stock Options	362,111	265,046
Weighted Average Common Shares Outstanding, Assuming Dilution	4,572,945	4,389,418

STATEMENTS OF INCOME

(in thousands, except per share data)

	Year ended February 28 & 29,		Year ended February 28 & 29,
	2004	2003	2004	2003
Revenues
Factory sales	$14,103	$13,905	66.7%	71.4%
Royalty and marketing fees	3,876	3,768	18.4%	19.4%
Franchise fees	589	389	2.8%	2.0%
Retail sales	2,565	1,399	12.1%	7.2%
Total revenues	21,133	19,461	100.0%	100.0%

Costs and Expenses
Cost of sales	10,535	9,997	49.8%	51.4%
Franchise costs	1,136	1,246	5.4%	6.4%
Sales and marketing	1,221	1,441	5.8%	7.4%
General and administrative	2,236	1,967	10.6%	10.1%
Retail operating	1,430	833	6.8%	4.3%
Depreciation and amortization	796	815	3.7%	4.2%
Provision for loss on accounts and notes receivable and related foreclosure costs	—	1,666	0.0%	8.5%
Total costs and expenses	17,354	17,965	82.1%	92.3%

Income from Operations	3,779	1,496	17.9%	7.7%

Other Income (Expense)
Interest expense	(145)	(297)	(0.7%)	(1.5%)
Interest income	94	171	0.5%	0.9%
Other, net	(51)	(126)	(0.2%)	(0.6%)

Income Before Income Taxes	3,728	1,370	17.7%	7.1%

Provision for Income Taxes	1,409	518	6.7%	2.7%

Net Income	$2,319	$852	11.0%	4.4%

Basic Earnings per Common Share	$0.55	$0.21

Diluted Earnings per Common Share	$0.52	$0.19

Weighted Average Common Shares Outstanding	4,181,472	4,117,438
Dilutive Effect of Employee Stock Options	321,228	346,399
Weighted Average Common Shares Outstanding, Assuming Dilution	4,502,700	4,463,837